UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant            ☑
Filed by a party other than the Registrant            ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

Bazaarvoice, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑    No fee required
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐    Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Bazaarvoice, Inc. 10901 Stonelake Blvd. Austin, Texas 78759

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Bazaarvoice, Inc.:
We cordially invite you to attend a Special Meeting of Stockholders of Bazaarvoice, Inc. (“Bazaarvoice,” “we,” “us,” or the “Company”). The meeting will be held at the offices of DLA Piper LLP, at 401 Congress Avenue, Suite 2500, Austin, TX 78701-3799 on June 23, 2016 at 8:30 am Central Daylight Time. The purposes of the meeting are:

1.	to approve a one-time stock option exchange program for certain eligible employees to exchange certain outstanding stock options for stock options with a lower exercise price; and

2.	to transact such other business as may properly come before the Special Meeting of Stockholders and any adjournments or postponements of the Special Meeting of Stockholders.

Our board of directors (the “Board”) has fixed the close of business on April 29, 2016 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the Special Meeting. This Notice of Special Meeting of Stockholders and accompanying Proxy Statement are being mailed to stockholders beginning on or about May 23, 2016.
YOUR VOTE IS IMPORTANT! Please vote by using the Internet, by telephone or by signing and returning the enclosed proxy card. Instructions for your voting options are described in the proxy card.
By order of the Board of Directors,
Gene Austin
President and Chief Executive Officer

Austin, Texas
Date: May 23, 2016

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on June 23, 2016.
Our Proxy Statement for the Special Meeting of Stockholders, along with the proxy card, is available over the Internet at www.ProxyVote.com.

Bazaarvoice, Inc. 10901 Stonelake Blvd. Austin, Texas 78759

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION
Our Board solicits your proxy for a Special Meeting of Stockholders (the “Special Meeting”), and at any postponement or adjournment of the meeting, for the matters set forth in the “Notice of Special Meeting of Stockholders.” The Special Meeting will be held at 8:30 am Central Daylight Time on June 23, 2016 at the offices of DLA Piper, LLP, at 401 Congress Avenue, Suite 2500, Austin, TX 78701-3799. We mailed this Proxy Statement to stockholders beginning on May 23, 2016.

Record Date	April 29, 2016

Quorum
A majority of the shares outstanding on the record date must be present in person or by proxy. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Shares Outstanding	82,069,748 shares of common stock were outstanding as of April 29, 2016.

Voting by Proxy	Internet, telephone or mail

Voting at the Meeting
We encourage stockholders to vote in advance of the Special Meeting, even if they plan to attend the meeting. Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with Bazaarvoice’s transfer agent, Broadridge) who attend the Special Meeting in person may obtain a ballot at the meeting. Beneficial holders (whose shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization) who attend the Special Meeting in person must obtain a proxy from their broker, bank or other nominee prior to the date of the Special Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions
All shares represented by valid proxies received prior to the Special Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting.

What Happens if no Voting Instructions are Provided; Broker Non-Votes
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” As a result, if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will not have discretion to vote on the one-time stock option exchange program for employees (Proposal One) as this is a “non-routine” matter.

Votes Required; Effect of Broker Non-Votes and Abstentions
Each holder of shares of our common stock is entitled to one vote for each share of common stock held as of the record date.

With respect to Proposal One, the approval of a one-time stock option exchange program for employees requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Special Meeting. For purposes of Proposal One, abstentions are treated as shares represented in person or by proxy and entitled to vote at the Special Meeting and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Changing Your Vote
Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Special Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Special Meeting. If you hold shares through a broker, bank or other nominee, you may revoke any prior voting instructions by contacting that firm.

Voting Results
We will announce preliminary results at the Special Meeting. We will report final results at www.bazaarvoice.com and in a filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K, which we are required to file with the SEC within four business days following the Special Meeting.

PROPOSAL ONE: APPROVAL OF A ONE-TIME STOCK OPTION
EXCHANGE PROGRAM FOR EMPLOYEES
We are seeking stockholder approval for a one-time stock option exchange program (the “Exchange Program”) for our employees, excluding our executive officers and members of our Board. The Exchange Program would permit eligible employees to exchange outstanding stock options (vested or unvested) granted under our 2012 Equity Incentive Plan (the “2012 Plan”) and our 2005 Stock Plan (the “2005 Plan”) , with exercise prices equal to or greater than the 52-week high trading price of our common stock as of the start date of the exchange program (the “Eligible Options”), for a lesser number of stock options having an exercise price per share equal to the market closing price on the date of grant, which would promptly follow the expiration of a tender offer to be made to such eligible employees (the “Replacement Awards”).

The Exchange Program is structured as a value-neutral exchange. The Replacement Awards would be targeted at providing fair value that is, in the aggregate, not greater than the fair value of the exchanged stock options. This means that the employees who participate in the Exchange Program are expected to receive a number of Replacement Awards with an aggregate fair value determined for financial reporting purposes that does not exceed the aggregate fair value of the stock options surrendered in the exchange. The Exchange Program is intended to encourage retention and engagement among our employees in a manner that is substantially cost neutral and simple to communicate and implement. Each Replacement Award would be subject to a new two-year- annual vesting schedule commencing on the date of grant, and would have a new seven year term.

Although we are not required to do so under applicable Nasdaq Global Market listing requirements or the terms of the 2012 Plan or 2005 Plan, we are seeking stockholder approval of the Exchange Program. If stockholders do not approve the Exchange Program proposal, we will not offer the Exchange Program, and the Eligible Options will continue in accordance with their terms. Stock purchased by our employees under our 2012 Employee Stock Purchase Plan will not be effected by the Exchange Program.

Background and Reasons for Implementing the Exchange Program

Our equity incentive programs are designed to attract and retain highly qualified talent. Almost all of our employees receive equity incentives. Stock options have been a significant part of these programs. As of April 29, 2016, 327 employees held outstanding options for approximately 6,724,211 shares of our common stock. While our stock traded at $6.00 or higher from the time of our initial public offering in February 2012 until mid-March 2015, it fell to below $6.00 following the announcement of our financial results for the fiscal quarter ended January 31, 2015. Since then, our stock has generally traded below $6.00 and closed at $3.55 as of May 20, 2016. This decline has had a negative impact on our ability to motivate and retain employees who previously received option grants with higher exercise prices. We believe that this decline in our stock price has been due, in part, to several factors beyond the control of our employees. These factors include:

•	Declines in the valuation of companies perceived by investors to be comparable to us or in valuation metrics, such as our price to earnings ratio;

•
The U.S. District Court for the Northern District of California, San Francisco Division’s ruling in January 2014 that our acquisition of PowerReviews, Inc. violated Section 7 of the Clayton Act, 15 U.S.C. Section 18, and our subsequent divestiture of the PowerReviews business and ongoing obligations under the related Joint Stipulation and Order with the Department of Justice;

•	Substantial sales of our common stock in the public stock market by former affiliates; and

•	Broad market and industry fluctuations and general economic, political and market conditions.

The Company believes its business has become more stable over the last 12 months and the prospects for the Company’s growth have strengthened due to the introduction and ramp of new products that are the result of employee efforts in marketing, sales and research and development. We have also recently made efforts to reduce our cost structure to improve operating efficiencies and align resources with our growth strategies. However, despite our efforts to reinvigorate our business and improve our performance, our stock price has continued to remain at a relatively low level.

On April 29, 2016, the closing price of our common stock on the Nasdaq Global Market was $3.35, and the exercise prices of approximately 20.59% of the shares underlying outstanding stock options held by our employees were at or below this trading price and were therefore “in-the-money.” However, on that date, approximately 79.41% of the shares underlying all outstanding stock options held by employees were “underwater,” having exercise prices greater than the $3.35 trading price.

Options for approximately 42.19% of the shares underlying all outstanding stock options were severely underwater, having exercise prices equal to or greater than $6.56 per share, the then-current 52-week high trading price of our common stock.

In March 2016, our Compensation Committee met with Radford, our independent compensation consulting firm, to evaluate our concern about the impact of underwater stock options on our ability to continue to motivate, retain, and reward our employees and to discuss potential incentive programs to address the issues identified. We evaluated several alternatives, including increasing cash compensation and granting additional equity awards. In order to replace the intended benefits of equity incentives that have exercise prices higher than our current trading price, we would need to substantially increase cash compensation. At the same time, we would continue to incur costs associated with equity incentives already granted. The payment of additional cash compensation would increase our compensation expense and reduce our cash position and cash flow from operations. Further, if we were to grant additional stock options without requiring employees to exchange existing Eligible Options, we would substantially increase our equity award overhang, the potential dilution to our stockholders, and our compensation expense. Following substantial consideration of the business and employee retention challenges facing Bazaarvoice, our Compensation Committee recommended a stock option exchange program on the terms and conditions described in this proposal, and our Board authorized the Exchange Program in April 2016, subject to stockholder approval.

Benefits to Stockholders

We believe that our stockholders will benefit from the Exchange Program, as it will improve retention and engagement among a significant portion of our workforce at substantially no change in compensation cost. As a result of the decline in the price of our common stock, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of April 29, 2016, employees held 798,244 Eligible Options with exercise prices ranging from $6.58 per share to $18.67 per share, while the closing price of our common stock on the Nasdaq Global Market on that date was $3.35 and our 52-week high trading price was $6.56. These deeply “out-of-the-money” options are no longer effective as performance and retention incentives. Because such a large number of our outstanding stock options have exercise prices well above the current stock price, many employees believe their stock options are of little or no value. These stock options are no longer an effective means of retaining our key talent, even though we will continue to recognize the compensation expense of these options as they are likely to remain unexercised until they expire. The current situation provides a considerable challenge to maintaining employee motivation, as well as creating a serious threat to retention. The Exchange Program would help to address both of these concerns and reinvigorate a culture based on employee stock ownership.

Successful execution of the Exchange Program would reduce our outstanding stock option overhang and avoid the potential dilutive effects that would be associated with granting new stock options to supplement, rather than replace, outstanding stock options. Underwater stock option awards have little or no retentive value but remain an overhang until they are exercised, expire, or are cancelled. Our overhang on April 29, 2016 was approximately 21.50%. Under the Exchange Program, we expect that a reduction in overhang will occur because participating employees will receive new stock options for fewer shares than the number of shares that could be purchased under their surrendered old stock options. Shares subject to stock options issued under the 2012 Plan that are surrendered (in excess of those subject to the Replacement Awards) will not be available for new equity award grants under the 2012 Plan. All shares subject to stock options issued under the 2005 Plan that are surrendered will not be available for new equity award grants. The number of shares subject to Replacement Awards would be determined by an “exchange ratio” described in more detail below. This exchange ratio is intended to result in a value-neutral exchange. This means that in order to obtain a new at-the-money stock option, an employee will be required to surrender an underwater stock option for a greater number of shares so that the aggregate fair value of the new option will approximately equal the aggregate fair value of the surrendered option.

By structuring the Exchange Program as a value-neutral exchange, we would restore near-term potential value to the stock options held by employees, while not creating material additional compensation expense to us. We calculate the share-based compensation cost of the Eligible Options based on the methodology required by Financial Standards Accounting Board (FASB) ASC Topic 718. Using this method, we would be required to recognize $3,859,243 (net of forfeitures) in compensation cost relating to the Eligible Options, of which $3,209,598 has been recognized as of April 29, 2016. The remaining $649,645 would have to be recognized even if those outstanding awards are never exercised because they are underwater. The Exchange Program would not materially increase this expense even though it would provide our eligible employees with options having a potential for greater appreciation, albeit for fewer shares and new vesting conditions.

Benefits to Employees

The Exchange Program would benefit our employees by providing a renewed stake in our future success in the form of new options with greater potential for future gain. The Replacement Awards would have new exercise prices equal to our stock price at the time the Exchange Program is completed, and would have a new seven year term. However, because the Exchange Program is structured as a value-neutral exchange, eligible employees who participate in the Exchange Program would receive Replacement Awards for a smaller number of shares than those that are surrendered.

If our stockholders do not approve the Exchange Program, Eligible Options will remain outstanding and in effect in accordance with their existing terms. We would then be required to continue to recognize compensation expense for these Eligible Options, even though the Eligible Options may have little or no retention or incentive value and may never be exercised.

Overview of the Exchange Program

If stockholders approve the Exchange Program, our Board will determine the date upon which the Exchange Program will begin. At that time, we will file written materials relating to the Exchange Program with the United States Securities and Exchange Commission (the “SEC”) as part of a tender offer statement on Schedule TO. The minimum per share exercise price of Eligible Options will be the 52-week high trading price of our Common Stock immediately preceding the start of the Exchange Program. Should our stock price increase significantly before the tender offer begins, we will adjust the exchange ratios accordingly and reassess the advisability of implementing the Exchange Program. After we file materials with the SEC, we will send to eligible employees written materials explaining the precise terms and timing of the Exchange Program. All Exchange Program documents filed will be available to the public, including eligible employees, at http://www.sec.gov.

Under the terms of the Exchange Program, eligible employees who elect to participate would surrender Eligible Options they currently hold, and in return would receive new Replacement Awards under our 2012 Plan. The number of shares subject to Replacement Awards will be fewer than the number of shares subject to Eligible Options surrendered. As of April 29, 2016, we had 6,724,211 shares underlying outstanding options under our 2005 Plan, PowerReviews, Inc. Equity Incentive Plan (the "PowerReviews Plan") and 2012 Plan. Because Eligible Options must have exercise prices that are no less than the 52-week high trading price of our common stock measured as of the start date of the Exchange Program, we are unable to determine at this time the exact number of Eligible Options. However, based on the 52-week high trading price as of April 29, 2016 of $6.56, up to 798,244 shares underlying outstanding stock options, (or approximately 11.87% of all outstanding) would be eligible for exchange. As of April 29, 2016, none of the outstanding stock options under the PowerReviews Plan would be eligible for exchange.

Based on the assumptions described below and a 52-week high trading price of $6.56, if all Eligible Options are exchanged, options to purchase approximately 798,244 shares would be surrendered and cancelled, while Replacement Awards covering approximately 272,289 shares would be granted, resulting in a net reduction in the equity award overhang by approximately 525,955 shares. As of April 29, 2016, the total number of shares of our common stock outstanding was 82,069,748 and the closing price of our common stock was $3.35 per share. The following information as of April 29, 2016 about the 2005 Plan, PowerReviews Plan, and our 2012 Plan is presented for reference:

	Prior to Exchange(1)	After Exchange(1)
Shares available for future grant	6,075,623	6,503,197
Shares issuable pursuant to outstanding options:	6,724,211	6,198,256
Weighted average exercise price of all outstanding options	$6.644811	$6.110180
Weighted average remaining term of all outstanding options(2)	6.75	7.75
Shares issuable pursuant to all other outstanding equity awards (consists of RSU Awards and Restricted Stock Awards)	5,058,339	5,058,339
(1) If our stockholders do not approve the Exchange Program, eligible stock options will remain outstanding in accordance with their existing terms.
(2) Assumes an exercise price of $3.35 and a grant date of May 27, 2016 for all Replacement Awards granted in the exchange.

Timing

If the Exchange Program is approved by our stockholders, we will file an Offer to Exchange with the SEC having specific terms approved by our Board. We will then distribute the Offer to Exchange to eligible employees. Eligible employees will be given at least 20 business days from the date the Offer to Exchange is distributed to elect to exchange any or all of their Eligible Options for Replacement Awards. We expect to implement the Exchange Program as soon as administratively possible after stockholder approval on June 23, 2016, but in any event it will be implemented, if at all, no later than 12 months following the date stockholders approve the Exchange Program.

Eligible Employees

The Exchange Program would be open to all of our employees in the United States and the United Kingdom who hold Eligible Options and who are employed at the beginning and the end of the exchange period and on the Replacement Award grant date, except for the following:

•	Members of our Board of Directors; and

•	Our executive officers.

The Exchange Program will not available to our employees outside of the U.S. and the U.K.

Up to 206 employees would be eligible for the Exchange Program. The Exchange Program will not be made available to former employees, retirees, advisers or consultants. Any employee holding Eligible Options who elects to participate in the Exchange Program but whose employment terminates with the Company for any reason prior to the grant of the Replacement Awards will retain his or her Eligible Options subject to their existing terms.

Eligible Options

“Eligible Options” are those options outstanding as of the date the Exchange Program commences having an exercise price per share that is greater than or equal to the 52-week high trading price of our common stock as of such commencement date. Our Board will determine the minimum exercise price of the Eligible Options immediately prior to the commencement of the Exchange Program.

The Exchange Program will not be conditioned on a minimum level of participation. If an eligible employee elects to exchange an Eligible Option in the Exchange Program, the employee must elect to exchange all of the shares subject to the Eligible Option, regardless of whether such option is vested or unvested. If an eligible employee holds more than one Eligible Option, however, the employee may choose to exchange one or more Eligible Options without having to exchange all of his or her Eligible Options.

As of April 29, 2016, options for approximately 6,724,211 shares of our common stock were outstanding under our 2005 Plan, PowerReviews Plan and 2012 Plan. Of these outstanding options, the number of shares underlying options held by eligible employees with exercise prices greater than or equal to $6.56 (the then-current 52-week high trading price) was 798,244.

Exchange Ratios

We refer to the number of shares subject to a Replacement Award that will be granted in exchange for the number of shares subject to an Eligible Option surrendered for cancellation in the Exchange Program as the “exchange ratio.” The exchange ratios for the Exchange Program would be established so that the aggregate fair value of the Replacement Awards is approximately equal to the aggregate fair value of the existing options that are surrendered for exchange. If our stockholders approve this proposal, we will determine the exchange ratios shortly before the tender offer commences.

In our Exchange Program we propose to establish three “tiers” in which Eligible Options having exercise prices within a specified range would be exchanged for Replacement Awards based on a specified exchange ratio. The Replacement Award/Eligible Option exchange ratio for a higher exercise price tier would be less than the exchange ratio for a lower exercise price tier. That is, an Eligible Option with a higher exercise price will be exchanged for a smaller Replacement Award than an Eligible Option with a lower exercise price because the Eligible Option with a higher exercise price has a smaller fair value. Setting the exchange ratios in this manner is intended to result in the offer of Replacement Awards that have a fair value equal, in the aggregate, to the fair value of the tendered options they replace.

The actual exchange ratios would be established by the Compensation Committee shortly before the beginning of the tender offer. The exchange ratios would be determined based on calculations provided by a reputable third-party compensation consultant based on the fair values of the Eligible Options using the Black-Scholes option pricing model, consistent with our past methodologies and based on reasonable assumptions about factors such as the volatility of our stock price, the holding period and expected term of an option.

We cannot determine the exact exchange ratios until the beginning of the Exchange Program, but we have provided the following example for illustration purposes, based on the following assumptions:

•	Exchange Program would have commenced on April 29, 2016

•	Then-applicable 52-week closing high stock price: $6.56

•	Then-current fair market value of our shares: $3.35

•	Resulting minimum exercise price eligible for program: $6.56

Exercise Price for Eligible Options	Shares Subject to Eligible Options	Weighted Average Remaining Life of Eligible Options	Exchange Ratio (Replacement Award/Eligible Option)
$6.56-$6.99	16,500	5.07	1 for 1.5
$7.00-$9.99	561,409	7.22	1 for 2.5
$10.00-$18.99	220,335	6.35	1 for 6.0
Total:	798,244	6.94

In this example, and assuming all Eligible Options were exchanged, 6,503,197 shares would remain available for grant under our 2012 Plan following the exchange and 6,198,256 shares would be subject to options outstanding under our 2005 Plan, PowerReviews Plan and 2012 Plan. This would represent a reduction in the number of shares subject to outstanding options of 525,955, or 7.8% of all shares subject to options outstanding immediately prior to the exchange. These outstanding options would have a weighted average exercise price of $6.110180 (assuming the exercise price for the Replacement Awards is $3.35) and a weighted average remaining term of 7.75 years.
At the time that we expect to commence the Exchange Program after the Special Meeting on June 23, 2016, we anticipate that the 52-week high closing price of our common stock will be $6.16. At such a minimum exercise price, and assuming all other circumstances remain the same, an additional 123,500 options would be eligible to participate in the Exchange Program as illustrated below:

Exercise Price for Eligible Options	Shares Subject to Eligible Options	Weighted Average Remaining Life of Eligible Options	Exchange Ratio (Replacement Award/Eligible Option)
$6.16-$6.99	140,000	8.26	1 for 1.5
$7.00-$9.99	561,409	7.22	1 for 2.5
$10.00-$18.99	220,335	6.35	1 for 6.0
Total:	921,744	7.17
Participation

Participation in the Exchange Program would be voluntary. Eligible employees would have the choice, on a grant by grant basis, to exchange any or all of their Eligible Options. However, eligible employees would not be permitted to exchange a portion of a single option grant for a Replacement Award; but rather would be required to exchange all or none of the share subject to an Eligible Option grant.

Vesting, Term and Other Provisions of Replacement Awards

The Replacement Awards would each have a new term of seven years from the date of grant, and would vest annually over two years from the date of grant.

The other terms and conditions of the Replacement Awards would be governed by the 2012 Plan and would be set forth in an award agreement to be entered into as of the grant date.

Cancellation of Surrendered Eligible Options

All shares subject to surrendered stock options in excess of those that would be subject to the Replacement Awards would be cancelled at the time of the proposed exchange. Eligible Options that are not surrendered will not be affected and will remain exercisable according to their original terms.

Accounting Treatment

The Exchange Program will be accounted for under FASB ASC Topic 718. Under these rules, the exchange of options will be characterized as a modification of the exchanged options. The difference between the fair value of the new Replacement Awards over the fair value of the exchanged options, if any, at the time of the exchange will result in additional compensation expense. The actual amount of the compensation expense will depend on participation levels and on the exchange ratios, Black-Scholes values, and vesting schedules established at the time of the exchange. Because we intend the Exchange Program to be value-neutral, we do not expect the additional compensation expense, if any, to be material to us.

U.S. Federal Income Tax Consequences

The exchange of Eligible Options should be treated as a non-taxable exchange and neither we nor our employees should recognize any income for U.S. federal income tax purposes upon the grant of the Replacement Awards. However, the tax consequences for participating non-U.S. employees may differ from U.S. federal income tax consequences. A more detailed summary of the applicable tax considerations to participants will be provided in the Offer to Exchange. The applicable U.S. federal income tax law and regulations may change, and the U.S. Internal Revenue Service may adopt a contrary position. All holders of Eligible Options will be urged to consult their own tax advisers regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating.

Potential Modification to Terms of Exchange Program to Comply with Governmental Requirements

If we commence the Exchange Program, the terms of the Exchange Program will be described in a Schedule TO that will be filed with the SEC before or concurrent with the distribution of offering materials. Although we do not expect the SEC to require any modifications, it is possible that we would need to alter the terms of the Exchange Program to comply with comments from the SEC. In addition, we intend to make the Exchange Program available to certain employees located inside the United Kingdom. It is possible that we would need to make modifications to the terms offered to employees in the United Kingdom either to comply with local requirements, or for tax or accounting reasons.

Potential Modification to Terms of Exchange Program Due to Changing Circumstances

While the terms of the Exchange Program are expected to be materially similar to the terms described in this proposal, we may find it necessary or appropriate to change the terms of the Exchange Program to take into account our administrative needs, legal requirements, accounting rules or Company policy decisions that make it appropriate to change the Exchange Program. The final terms of the Exchange Program will be set forth in the Offer to Exchange. The Board or the Compensation Committee will retain the discretion to make any necessary or desirable changes to the terms of the Exchange Program. In addition, the Board or the Compensation Committee reserves the right to amend, postpone or cancel the Exchange Program once it has commenced. We may decide not to implement the Exchange Program even if our stockholders approve it. If our stock price increases significantly, we may reassess the advisability of implementing the Exchange Program.

Effect on Stockholders

Although we are unable to predict the precise impact of the Exchange Program on our stockholders because we are unable to predict how many or which employees will exchange their eligible awards, we have designed the Exchange Program in a manner intended to ensure that the aggregate fair value of the Replacement Awards granted in the Exchange Program is materially no greater than the aggregate fair value of the Eligible Options surrendered. The Exchange Program is intended to restore competitive and appropriate equity incentives for our employees, reduce our existing overhang and recapture value for compensation expense already being incurred.

Financial Statements

Our financial statements and other information required by Item 13(a) are incorporated by reference from our quarterly reports on Form 10-Q filed with the SEC on September 2, 2015, December 8, 2015 and March 8, 2016 and our annual report on Form 10-K filed with the SEC on June 25, 2015.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal One requires a “FOR” vote from a majority of the shares present or represented by proxy and voting at the Annual Meeting. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSED EXCHANGE PROGRAM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 29, 2016 for each person known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our named executive officers (for the fiscal year ended April 30, 2016), each of the members of our Board and all of the members of our Board and executive officers as a group.
We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, (i) shares of common stock that could be issued upon the exercise of outstanding options held by that person are currently exercisable or exercisable within 60 days of April 29, 2016, (ii) shares of common stock that would be issued upon the vesting of restricted stock units within 60 days of April 29, 2016 and (iii) shares of restricted common stock for which the holder may exercise full voting rights while the shares remain restricted are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.
Percentage of ownership is based on 82,069,748 shares of our common stock outstanding on April 29, 2016.
Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock Outstanding

5% Stockholders:
RGM Capital, LLC(1)	7,234,180	8.81%
Franklin Resources, Inc.(2)	5,353,470	6.52%
First Trust Portfolios L.P.(3)	5,135,604	6.26%
The Vanguard Group(4)	4,697,690	5.72%
Named Executive Officers and Directors:
Gene Austin (5)	943,749	1.14%
James R. Offerdahl (6)	439,579	*
Elizabeth Ritzcovan(7)	250	*
Gary Allison (8)	211,003	*
Ryan Robinson(9)	187,691
Steven Berkowitz (10)	64,226	*
Sydney L. Carey (11)	91,768	*
Jeffrey S. Hawn(12)	82,315	*
Jared Kopf(13)	91,462
Mary T. McDowell(14)	70,646	*
Thomas J. Meredith (15)	350,083	*
All directors and executive officers as a group (13 people) (16)	2,704,118	3.23%

________________________________________________________
*    Represents less than one percent.

(1)
RGM Capital, LLC (“RGM”), in its capacity as an investment advisor, and Robert G. Moses, as the managing member of RGM, have shared voting and dispositive power with respect to all shares. The address for RGM is 9010 Strada Stell Court, Suite 105, Naples, Florida 34109. All information is based solely on the Schedule 13G filed by RGM on February 16, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at April 29, 2016.

(2)
Shares are beneficially owned by one or more investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. (“FRI”) pursuant to advisory contracts which grant to such subsidiaries all investment and voting power over the shares. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of FRI and may therefore be deemed to share voting and investment power over the shares held by persons and entities for which FRI subsidiaries provide investment management services. Franklin Advisers, Inc. one of the subsidiaries of FRI, has sole voting power and sole dispositive power with respect to 5,265,770 shares and Fiduciary Trust Company International, one of the subsidiaries of FRI, has sole voting and dispositive power with respect to 87,700 shares. The address of FRI and its affiliated entities is One Franklin Parkway, San Mateo, CA 94403-1906. All information is based solely on the Schedule 13G filed by FRI on February 4, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at April 29, 2016.

(3)
The Charger Corporation is the General Partner of both First Trust Portfolios L.P. ("FTPLP") and First Trust Advisors L.P. FTPLP. acts as sponsor of certain unit investment trusts which hold shares of the issuer. First Trust Advisors L.P., an affiliate of FTPLP, acts as portfolio supervisor of the unit investment trusts sponsored by FTPLP, certain of which hold shares of the issuer. The address of FTPLP and its affiliated entities is 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187. All information is based solely on the Schedule 13G filed by FTPLP on February 2, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at April 29, 2016.

(4)
Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. ("TVG"), is the beneficial owner of  98,005 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of TVG, is the beneficial owner of  1,900 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. All information is based solely on the Schedule 13G filed by The Vanguard Group on February 10, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at April 29, 2016.

(5)
Includes 676,833 shares issuable upon the exercise of options held by Mr. Austin that are exercisable within 60 days of April 29, 2016 and 124,125 shares issuable upon the vesting of restricted stock units within 60 days of April 29, 2016. Mr. Austin is our Chief Executive Officer and President.

(6)
Includes 335,841 shares issuable upon the exercise of options held by Mr. Offerdahl that are exercisable within 60 days of April 29, 2016 and 23,775 shares issuable upon the vesting of restricted stock units within 60 days of April 29, 2016. Mr. Offerdahl is our Chief Financial Officer.

(7)	Elizabeth Ritzcovan is our Chief Revenue Officer.

(8)
Includes 163,525 shares issuable upon the exercise of options held by Mr. Allison that are exercisable within 60 days of April 29, 2016 and 20,250 shares issuable upon the vesting of restricted stock units within 60 days of April 29, 2016. Mr. Allison is our Executive Vice President of Engineering.

(9)
Includes 114,133 shares issuable upon the exercise of options held by Mr. Robinson that are exercisable within 60 days of April 29, 2016 and 15,925 shares issuable upon the vesting of restricted stock units within 60 days of April 29, 2016. Mr. Robinson is our Chief People Officer.

(10)	Includes 53,522 shares of restricted stock over which Mr. Berkowitz has voting power but which are subject to a repurchase right by us. Mr. Berkowitz is a member of our board of directors.

(11)	Includes 15,380 shares of restricted stock over which Ms. Carey has voting power but which are subject to a repurchase right by us. Ms. Carey is a member of our board of directors.

(12)	Includes 49,750 shares of restricted stock over which Mr. Hawn has voting power but which are subject to a repurchase right by us. Mr. Hawn is a member of our board of directors.

(13)
Includes 36,251 shares of restricted stock over which Mr. Kopf has voting power but which are subject to a repurchase right by us, 4,532 shares of restricted stock over which Mr, Kopf has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of April 29, 2016 and 37,085 shares issuable upon the exercise of options held by Mr. Kopf that are exercisable within 60 days of April 29, 2016. Mr. Kopf is a member of our board of directors.

(14)
Includes 35,323 shares of restricted stock over which Ms. McDowell has voting power but which are subject to a repurchase right by us and 3,324 shares of restricted stock over which Ms. McDowell has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of April 29, 2016. Ms. McDowell is a member of our board of directors.

(15)
Includes 112,477 shares issuable upon the exercise of options held by Mr. Meredith that are exercisable or convertible within 60 days of April 29, 2016 and 149,741 shares held by the Meredith Family Revocable Trust. Mr. Meredith is a trustee of the trust and as such he has voting and investment power over the shares held by the trust. Also includes 15,380 shares of restricted stock over which Mr. Meredith has voting power but which are subject to a repurchase right by us. Mr. Meredith is the chairman of our board of directors.

(16)
Includes 1,562,923 shares issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days of April 29, 2016, 205,606 shares of restricted stock over which our directors and executive officers have voting power but which are subject to a repurchase right by us, and 7,856 shares of restricted stock over which our directors and executive officers have voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of April 29, 2016 and 213,300 shares issuable upon the vesting of restricted stock units within 60 days of April 29, 2016.

OTHER MATTERS
Meeting Admission. You are entitled to attend the Special Meeting only if you were a Bazaarvoice stockholder at the close of business on April 29, 2016 or hold a valid proxy for the Special Meeting. If attending the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with Broadridge (“registered holders”), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the Special Meeting in person, you will not be admitted to attend the Special Meeting location in person.
Proxy Solicitation. Bazaarvoice is paying the costs of the solicitation of proxies. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners of shares held in street name certain fees associated with forwarding the Notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners and obtaining, beneficial owners’ voting instructions. We currently estimate such costs will be approximately $18,000.
In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email our behalf.
Inspector of Election. Broadridge has been engaged as our independent inspector of election to tabulate stockholder votes for the Special Meeting.
Stockholder List. Bazaarvoice’s list of stockholders as of April 29, 2016 will be available for inspection for 10 days prior to the Special Meeting. If you want to inspect the stockholder list for purposes relevant to the Special Meeting, please call our Investor Relations department at (512) 551-6800 to schedule an appointment.
Stockholder Proposals or Nominations for 2016 Annual Meeting. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in the proxy statement for our 2016 annual meeting of stockholders. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must have received all submissions no later than the close of business (5:00 p.m. Central Time) on April 29, 2016 (120 days prior to the anniversary of the mailing date of the proxy statement for our 2015 annual meeting).
Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and governance committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.
In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2016 annual meeting must give notice to our Corporate Secretary between June 13, 2016 and July 13, 2016, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2016 annual meeting is held more than 30 days prior to or 60 days after the anniversary of the 2015 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2016 annual meeting or the tenth day following the day on which public announcement of the meeting is first made. We will not entertain any proposals or nominations at the next annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are filed as an exhibit to our Registration Statement filed with the SEC on August 26, 2011. To make a submission or to request a copy of our Bylaws, stockholders should contact our General Counsel. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.
Householding. To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Bazaarvoice stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, will receive only one copy of this proxy statement and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of this proxy statement mailed to you, please call our Investor Relations department at (512) 551-6800, or send correspondence to Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759; Attn: Legal Department, and we will promptly send you what you have requested. You can also contact our Corporate Secretary or Investor Relations department if you received multiple copies of these proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
We know of no other matters to be submitted to the stockholders at the Special Meeting. If any other matters properly come before the stockholders at the Special Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.
DOCUMENTS INCORPORATED BY REFERENCE
As permitted by Item 13(b) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are “incorporating by reference” into this proxy statement specific documents that we filed with the SEC, which means that we may disclose important information to you by referring you to those documents that are considered part of this proxy statement. Information that we file subsequently with the SEC will automatically update and supersede this information.
We incorporate by reference into this proxy statement the following documents filed with the SEC (Commission File No. 001-35433), and any future documents that we file with the SEC prior to the special meeting, excluding any reports or portions thereof that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended April 30, 2015 (filed with the SEC on June 25, 2015); and

•
Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2016, October 31, 2015 and July 31, 2015 (filed with the SEC on March 8, 2016, September 2, 2015, and December 8, 2015 respectively).

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement.
We will provide to each person, including any beneficial owner, to whom a proxy statement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. You can request copies of such documents if you call or write us at the following address or telephone number:
Bazaarvoice, Inc.
Attn: Investor Relations
10901 Stonelake Blvd.
Austin, Texas 78759
By order of the Board of Directors,
Gene Austin
President and Chief Executive Officer

Austin, Texas
May 23, 2016

BAZAARVOICE, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BAZAARVOICE, INC.

The Board of Directors recommends you vote FOR proposal 1.

1. Approval of a onetime stock option exchange program for employees.			For ☐	Against ☐	Abstain ☐

NOTE: If any other matters properly come before the meeting, or any adjournment or postponement thereof, the persons named as proxies will vote in their discretion.

Please indicate if you plan to attend this meeting.			Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Bazaarvoice, Inc.
Special Meeting of Stockholders
DLA Piper LLP
401 Congress Ave.
Suite 2500
Austin, TX 78701

Thursday, June 23, 2016
8:30 AM

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at www.proxyvote.com.

BAZAARVOICE, INC.
Special Meeting of Stockholders June 23, 2016
 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kin Gill and James R. Offerdahl ("the Named Proxies"), and each of them, as proxies for the undersigned, with full power of substitution, to vote the shares of Common Stock of Bazaarvoice, Inc., a Delaware corporation ("the Company") that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at DLA Piper LLP, 401 Congress Ave., Suite 2500, Austin, TX 78701, on Thursday, June 23, 2016 at 8:30 AM, Central Time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side